January 29, 2008

Encision Reports Third Fiscal Quarter Results

Boulder, Colorado, January 29, 2008 -- Encision Inc. (Amex: ECI), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its third fiscal quarter ended December 31, 2007.

Net sales for the third quarter of fiscal year 2008, ended December 31, 2007, totaled $3.13 million, representing a 12% increase over net sales of $2.79 million for the prior fiscal year’s third quarter. The Company recorded net income of $59 thousand or $.01 per share for the third quarter of fiscal year 2008 compared to a net loss of $49 thousand or $.01 per share for the third quarter of fiscal year 2007. Net loss for the third quarter of fiscal year 2007 included a one-time expense of $73 thousand, or $.01 per share, relating to the costs of obtaining equity capital financing, a project that was subsequently abandoned after the Company obtained a $2 million line of credit facility from SVB Silicon Valley Bank. Gross profit margin for the third quarter of fiscal year 2008 was 65% as compared to 62% for the third quarter of fiscal year 2007. Gross profit margin for the third quarter of fiscal year 2008 included an approximately 1% increase from the third quarter of fiscal year 2007 gross profit margin that was attributed to a decrease in accrued liabilities related to warranty claims and an approximately ½% increase in gross profit margin that was attributed to a limited shipment of our internally manufactured scissor inserts.

“Our improvement in net income in the third quarter ended December 31, 2007 was aided by an increase in gross profit margin from our internal scissor insert manufacturing project ,” said Jack Serino, President & CEO of Encision Inc. “We began transitioning some customers to our lower cost of goods disposable scissor inserts during the past quarter and are starting to see the impact on our bottom line. We expect to be shipping all Encision-made disposable scissor inserts by the middle of our fiscal year that ends March 31, 2009.”

Net sales for the first nine months of fiscal year 2008, ended December 31, 2007, totaled $8.88 million, representing an 8% increase over net sales of $8.19 million for the prior fiscal year’s first nine months. The Company recorded a net loss of $228 thousand or $.04 per share for the first nine months of fiscal year 2008 compared to net income of $87 thousand or $.01 per share for the first nine months of fiscal year 2007. Gross profit margin for the first nine months of fiscal year 2008 was 63% as compared to 63% for the first nine months of fiscal year 2007.

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission.

CONTACT:  Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

ENCISION INC.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	(Unaudited) Three Months Ended		(Unaudited) Nine Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Net sales	$3,131	$2,787	$8,883	$8,192
Cost of sales	1,103	1,054	3,301	3,055
Gross profit	2,028	1,733	5,582	5,137
Operating expenses	1,961	1,794	5,797	5,089
Operating income (loss)	67	(61)	(215)	48
Other income (expense)	(8)	12	(13)	39
Net income (loss)	$59	$(49)	$(228)	$87
Net income (loss) per share	$0.01	$(0.01)	$(0.04)	$0.01

ENCISION INC.
Condensed Balance Sheets
(Amounts in thousands)

	(Unaudited) December 31, 2007	(Audited) March 31, 2007
Cash and cash equivalents	$99	$436
Current assets	3,543	3,637
Total assets	4,627	4,388
Current liabilities	1,775	1,464
Shareholders’ equity	2,852	2,923
Total liabilities and shareholders’ equity	$4,627	$4,388

SOURCE Encision Inc.
-0- 01/29/2008
/CONTACT: Marcia McHaffie of Encision Inc., +1-303-444-2600, mmchaffie@encision.com/
/Web site: http://www.encision.com /
(ECI)

CO: Encision Inc.
ST: Colorado
IN: HEA MTC CPR
SU: ERN